Exhibit 5.1

Akerman LLP

Las Olas Centre II, Suite 1600

350 East Las Olas Boulevard

Fort Lauderdale, FL 33301-2999

Tel:  954.463.2700

Fax:  954.463.2224

June 3, 2016

IDI, Inc.

2650 North Military Trail

Suite 300

Boca Raton, FL 33431

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to IDI, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to 18,000,000 shares of the Company’s common stock, par value $0.0005 per share (the “Shares”), (i) to be issued pursuant to awards (“Awards”) to be granted under the IDI, Inc. 2015 Stock Incentive Plan, as amended on June 1, 2016 to increase the number of shares available for issuance thereunder (the “Plan”), (ii) underlying a grant of restricted stock units (“RSUs”) granted pursuant to an employment agreement and restricted stock unit agreement between the Company and its Executive Chairman, Michael Brauser (the “Brauser Plan”), and (iii) underlying a grant of RSUs granted pursuant to a restricted stock unit agreement with Dr. Phillip Frost (the “Frost Plan”).

In connection with this opinion, we have examined the Registration Statement, the Plan, the Brauser Plan, the Frost Plan, and such corporate records, documents, instruments and certificates of public officials and of the Company that we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion set forth below.

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K under the Act. This opinion is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated.

With your permission, we have made and relied upon the following assumptions, without any investigations or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement filed by the Company with the Commission is identical to the forms of the documents that we have reviewed; (iii) all statements as to factual matters that are contained in the Registration Statement (including the exhibits to the Registration Statement) are accurate and complete; (iv) the Company will at all times reserve a sufficient number of shares of its unissued common stock as is necessary to provide for the issuance of the Shares; and (v) with respect to documents that we reviewed in connection with this opinion, all documents submitted to us as originals are authentic, all documents submitted to us as certified, facsimile or photostatic copies conform to originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.

IDI, Inc.

June 3, 2016

Based upon the foregoing, and subject to further assumptions and qualifications set forth herein, it is our opinion that the Shares have been duly authorized, and when the Shares are issued upon full payment therefor in accordance with the terms of the Plan, the Brauser Plan or the Frost Plan, such Shares will be validly issued, fully paid, and nonassessable shares of the Company’s common stock.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon by any person for any other purpose without our prior written consent in each instance. Furthermore, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Akerman LLP